UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In connection with the closing on October 22, 2007, of the merger (the “Merger”) of Cytyc Corporation, a Delaware corporation (“Cytyc”) with and into Nor’easter Corp., a Delaware corporation and a wholly-owned subsidiary of Hologic, Inc. (“Hologic” or the “Company”) which changed its corporate name to Cytyc Corporation immediately following the consummation of the Merger (“Nor’easter”), pursuant to the Agreement and Plan of Merger dated as of May 20, 2007 by and among Hologic, Nor’easter and Cytyc (the “Merger Agreement”), the Company entered into the following agreements:

Credit Agreement

On October 22, 2007, Company and its domestic subsidiaries, excluding the subsidiaries which are Massachusetts securities corporations, entered into a credit agreement relating to a senior secured credit facility (the “Credit Agreement”) with Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC, as Joint Lead Arrangers; Bank of America, N.A., as Syndication Agent; Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent; and Citicorp North America, Inc., JPMorgan Chase Bank, N.A., RBS Citizens, National Association and Fifth Third Bank, as Co-Documentation Agents, and each lender from time to time party thereto (collectively, the “Lenders”). Pursuant to the terms and conditions of the Credit Agreement, the Lenders have committed to provide senior secured financing in an aggregate amount of up to $2.55 billion. As of the closing of the Merger, the Company borrowed $2.35 billion under the credit facilities.

The Company used the proceeds from the credit facilities to pay the cash consideration of the Merger, to repay in full all borrowings outstanding and terminate all commitments under the Company’s existing revolving credit facility and Cytyc’s existing credit facility and to pay fees, commissions and expenses incurred by the Company in connection with the Merger and the Credit Agreement. In addition, the Company may use the proceeds of the credit facilities, together with the combined company’s available cash, to redeem or convert all or a part of Cytyc’s outstanding $250 million 2.25% Senior Convertible Notes due 2024, which have not been converted into Cytyc common stock and which have been delivered to the Company for redemption or conversion.

The credit facilities under the Credit Agreement consist of:

•	$600.0 million senior secured tranche A term loan;

•	$250.0 million senior secured tranche B-1 term loan and $250.0 million senior secured tranche B-2 term loan (collectively, the “term loan B facility”);

•	$1,250.0 million senior secured capital markets term loan; and

•	$200.0 million senior secured revolving credit facility (the “revolving facility”).

Under the Credit Agreement, the Company may elect, subject in certain circumstances to pro forma compliance by the Company with a ratio of total debt to adjusted consolidated EBITDA specified in the Credit Agreement and other conditions, to increase, under terms and conditions to be determined, the total principal amount of borrowings available under the credit facilities by up to $250 million. EBITDA means earnings before interest, taxes, depreciation and amortization.

The domestic subsidiaries which are party to the Credit Agreement have guaranteed the Company’s obligations under the credit facilities and the credit facilities are secured by first-priority liens on, and first-priority security interests in, substantially all of the assets of the Company and all subsidiaries party to the Credit Agreement, a first priority security interest in 100% of the capital stock of each guarantor, 65% of the capital stock of certain first-tier foreign subsidiaries of the Company and each guarantor and all intercompany debt. The security interests are evidenced by a Pledge and Security Agreement by and among Goldman Sachs Credit Partners L.P., as collateral agent, Hologic and the other parties therein named (the “Pledge and Security Agreement”) and other related agreements, including certain stock pledges and the leasehold mortgages described below.

The final maturity dates for the credit facilities will be as follows:

•	for the term loan A facility, September 30, 2012;

•	for the term loan B facility, March 31, 2013

•	for the term loan X facility, April 22, 2009; and

•	for the revolving loan facility, September 30, 2012.

The Company is required to make scheduled principal payments under the term A loan facility in increasing amounts ranging from $7.5 million per quarter on the quarter ending December 31, 2007 to $22.5 million per quarter commencing on the quarter ending December 31, 2010, and under the term B loan facility, in equal quarterly installments of $1.25 million beginning on the quarter ending December 31, 2007 during the first 21 quarters thereafter, with the remaining balance of each term loan facility due at the maturity of the applicable term loan facility. The revolving credit facility and the term loan X facility will become due at maturity. No scheduled amortizations are required under the revolving facility or the term loan X facility.

Hologic is required to make principal repayments first, pro rata among the term loan facilities and second to the revolving credit facility from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances, insurance recoveries and equity offerings, provided, however, that net proceeds from certain debt issuances and equity offerings are contemplated to be applied first to the term loan X facility until such facility is repaid in full.

Hologic may voluntarily prepay any of the credit facilities without premium or penalty (other than applicable breakage costs related to interest on Eurodollar loans).

All amounts outstanding under the credit facilities will bear interest, at Hologic’s option, as follows:

Initially, with respect to loans made under the revolving facility and the term loan A facility:

(i) at the Base Rate plus 1.25% per annum; or

(ii) at the reserve adjusted Eurodollar Rate plus 2.25% per annum;

With respect to loans made under the term loan B facility:

(i) at a rate per annum equal to the Base Rate plus 1.5%; or

(ii) at a rate per annum equal to the reserve adjusted Eurodollar Rate plus 2.50%; and

With respect to loans made under the term loan X facility:

(i) at a rate per annum equal to the Base Rate plus 0.75%; or

(ii) at a rate per annum equal to the reserve adjusted Eurodollar Rate plus 1.75%.

The margin applicable to loans under the revolving credit facility and the term loan A facility is subject to specified changes based on certain change in the leverage ratio as specified in the Credit Agreement.

Borrowings outstanding under the credit facilities with reference to a base rate generally will be payable by Hologic on a quarterly basis. For credit facilities bearing interest with reference to Eurodollar rates, interest shall be payable on the last day of selected interest periods (which shall be one, two, three and six months and in certain circumstances, nine or twelve months) unless the interest period exceeds three months, in which case, interest will be due at the end of every three months.

Hologic will pay a quarterly commitment fee, at an annual rate of 0.50%, on the undrawn commitments available under the revolving credit facility, subject to reduction based on a leverage ratio as specified in the Credit Agreement.

The credit facilities contain affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Hologic loan parties, subject to negotiated exceptions, to:

•	incur additional indebtedness and additional liens on their assets;

•	engage in mergers or acquisitions or dispose of assets;

•	enter into sale-leaseback transactions;

•	pay dividends or make other distributions;

•	voluntarily prepay other indebtedness;

•	enter into transactions with affiliated persons;

•	make investments; and

•	change the nature of their businesses.

The credit facilities require the Hologic loan parties to maintain maximum leverage and interest coverage ratios, as of the last day of each fiscal quarter. The maximum leverage ratio is 5.50:1.00 beginning Hologic’s fiscal quarter ending December 29, 2007, and then decreases over time to 3:00:1.00 for the quarters ending September 25, 2010 and thereafter. The maximum interest coverage ratio is 2.000:1.00 beginning with Hologic’s fiscal quarter ending March 29, 2008, and then increases over time to 2.750:1.00 for the quarters ending September 25, 2010 and thereafter. The leverage ratio is defined as the ratio of Hologic’s consolidated total debt to Hologic’s consolidated adjusted EBITDA for the four-fiscal quarter period ending on the measurement date. The interest coverage ratio is defined as the ratio of Hologic’s annualized consolidated adjusted EBITDA for the applicable periods to Hologic’s annualized consolidated interest expense. These terms, and the calculation thereof, are defined in further detail in the Credit Agreement.

The loan documents contain customary representations and warranties by the Hologic loan parties, as well as customary events of default, including an event of default upon a change of control of Hologic. An event of default will occur under the credit facilities if it or, in some circumstances, another Hologic loan party fails to make any payment when due, fails to comply with affirmative or negative covenants, makes a misrepresentation, defaults on other specified indebtedness, fails to discharge specified judgments, becomes subject to specified claims under ERISA, or becomes subject to specified events of bankruptcy. If an event of default occurs and is not cured within any applicable grace period or is not waived, the lenders have the right to accelerate repayment of the indebtedness under the credit facilities to the extent provided in the credit documents and applicable law. If its indebtedness were accelerated, Hologic may not have sufficient funds to pay such indebtedness. In such event, Hologic’s lenders would be entitled to enforce their security interests in the collateral securing the indebtedness, which will include substantially all of the assets of Hologic and its subsidiaries.

As soon as practicable, Hologic intends to seek to refinance a substantial portion of the debt incurred under the credit facilities with convertible debt or other equity or equity-linked financing, with reduced interest rates, extended maturity and limited or no restrictive or other financial covenants.

In the ordinary course of business, certain of the Lenders and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to Hologic for which they have received compensation and may receive compensation in the future. Goldman Sachs, an affiliate of one of the Lenders, the administrative agent under the Credit Agreement and the collateral agent under the Pledge and Security Agreement provided investment banking services to the Company in connection with the Merger.

The description above is a summary of the terms of the Credit Agreement, the Pledge and Security Agreement and related documents. This description does not purport to be complete and it is qualified in its entirety by reference to the agreements themselves. A copy of the Credit Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference. A copy of the Pledge and Security Agreement is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

Mortgages

In connection with Hologic’s entry into the Credit Agreement and as required thereby, Hologic entered into an Open End Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of October 22, 2007 (the “36 Apple Ridge Road Mortgage”) with Lender, as Mortgagee, wherein Hologic mortgaged, granted, bargained, assigned, sold and conveyed Hologic’s interest in the property located at 36 Apple Ridge Road, Danbury, Connecticut (the “36 Apple Ridge Road Mortgaged Property”) (which includes, among other things, Hologic’s leasehold estate in the real property described in the 36 Apple Ridge Road Mortgage created by that certain Lease dated August 28, 2002 between Hologic and BONE (DE) QRS 15-12, Inc., as landlord, together with all improvements thereon, personal property as defined in the UCC, fixtures, leases and rents) to Mortgagee as security for the full and timely payment of all of Hologic’s obligations and liabilities of every nature and performance of all agreements, covenants, conditions, warranties, representations and other obligations of Hologic under the Credit Agreement, any other Credit Documents or any Hedge Agreements (as such terms are defined in the Credit Agreement). Following an event of default under the Credit Agreement, the Mortgagee may accelerate the loan, take possession of the 36 Apple Ridge Road Mortgaged Property, hold, lease, develop, manage, operate or use the 36 Apple Ridge Road Mortgaged Property, and/or institute foreclosure proceedings.

In connection with Hologic’s entry into the Credit Agreement and as required thereby, Hologic entered into an Open End Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of October 22, 2007 (the “37 Apple Ridge Mortgage”) with Lender, as Mortgagee, wherein Hologic mortgaged, granted, bargained, assigned, sold and conveyed Hologic’s interest in the property located at 37 Apple Ridge Road, Danbury, Connecticut (the “37 Apple Ridge Road Mortgaged Property”) (which includes, among other things, Hologic’s leasehold estate in the real property described in the Mortgage created by that certain Agreement of Lease, dated December 26, 1995 as assigned and/or amended between Hologic and Commerce Park Realty, LLC, as successor-in-interest to Melvyn J. Powers and Mary P. Powers d/b/a M&M Realty as the landlord, together with all improvements thereon, personal property as defined in the UCC, fixtures, leases and rents) to Mortgagee as security for the full and timely payment of all of Hologic’s obligations and liabilities and performance of all agreements, covenants, conditions, warranties, representations and other obligations of Hologic under the Credit Agreement, any other Credit Documents or any Hedge Agreements (as such terms are defined in the Credit Agreement). Following an event of default under the Credit Agreement, Mortgagee may accelerate the loan, take possession of the 37 Apple Ridge Mortgaged Property, hold, lease, develop, manage, operate or use the 37 Apple Ridge Road Mortgaged Property, and/or institute foreclosure proceedings.

In connection with Hologic’s entry into the Credit Agreement and as required thereby, Hologic entered into that certain Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of October 22, 2007 (the “35 Crosby Drive Mortgage”) with Lender, as Mortgagee, wherein Hologic mortgaged, granted, bargained, assigned, sold and conveyed Hologic’s interest in the property located at 35 Crosby Drive, Bedford, Massachusetts (the “35 Crosby Drive Mortgaged Property”) (which includes, among other things, Hologic’s leasehold estate in the real property described in the Mortgage created by that certain Lease dated August 28, 2002 between Hologic and BONE (DE) QRS 15-12, Inc., as landlord, together with all improvements thereon, personal property as defined in the UCC, fixtures, leases and rents) to Mortgagee as security for the full and timely payment of all of Hologic’s obligations and liabilities and performance of all agreements, covenants, conditions, warranties, representations and other obligations of Hologic under the Credit Agreement, any other Credit Documents or any Hedge Agreements (as such terms are defined in the Credit Agreement). Following an event of default under the Credit Agreement, Mortgagee may accelerate the loan, take possession of the 35 Crosby Drive Mortgaged Property, hold, lease, develop, manage, operate or use the 35 Crosby Drive Mortgaged Property, and/or institute foreclosure proceedings and/or exercise the statutory power of sale.

The description above is a summary of the terms of the 36 Apple Ridge Road Mortgage, the 37 Apple Ridge Road Mortgage and the 35 Crosby Drive Mortgage. This description does not purport to be complete and it is qualified in its entirety by reference to the agreements themselves. A copy of the 36 Apple Ridge Road Mortgage is attached to this report as Exhibit 10.3 and is incorporated herein by reference. A copy of the 37 Apple Ridge Road Mortgage is attached to this report as Exhibit 10.4 and is incorporated herein by reference. A copy of the 35 Crosby Drive Mortgage is attached to this report as Exhibit 10.5 and is incorporated herein by reference.

Lease Guaranty

In connection with the Merger, Hologic entered into a guaranty (the “Lease Guaranty”) of Cytyc’s obligations to Bel Marlborough I LLC, the landlord for the property at 250 Campus Drive in Marlborough, Massachusetts, an approximately 216,000 square foot facility housing Cytyc’s executive offices, as well as its administrative, research, and certain manufacturing and distribution operations under Cytyc’s lease for that facility (the “Cytyc Lease”). The annual base rent under the Cytyc Lease during the remaining term of the lease ranges from $3,595,705 to $3,891,924. Pursuant to the Lease Guaranty, Hologic unconditionally guaranteed Cytyc’s full payment, performance and observance of every warranty, covenant, agreement and obligation of Cytyc under the provisions of Cytyc’s lease for the 250 Campus Drive property, which lease is for an initial term of 15 years, beginning January 1, 2004, with two (2) five-year options to extend the term upon written notice to landlord.

The description above is a summary of the terms of the Lease Guaranty and the underlying Cytyc Lease. This description does not purport to be complete and it is qualified in its entirety by reference to the Cytyc Lease and Lease Guaranty. A copy of the Cytyc Lease and Lease Guaranty are incorporate by reference or attached to this report as Exhibits 10.6 and 10.7 and are incorporated herein by reference.

Notes, Indenture and Supplemental Indenture

Upon the consummation of the Merger (the “Closing”), Nor’easter, as the successor to Cytyc, assumed the obligations of Cytyc under Cytyc’s 2.25% Senior Convertible Notes due 2024 (the “Cytyc Notes”) and the Indenture entered into by Cytyc and U.S. Bank Trust National Association, as trustee thereunder (the “Trustee”) on March 22, 2004, pursuant to which the Cytyc Notes were issued (the “Indenture”). As of October 22, 2007, Cytyc Notes in the approximate principal face amount of $73 million were outstanding. Interest on the Cytyc Notes is payable semi-annually and the Cytyc Notes were previously convertible into shares of Cytyc common stock. At the Closing, Nor’easter, Hologic and the Trustee entered into the First Supplemental Indenture (the “Supplemental Indenture”) as required by the Indenture as a result of the Merger in order to provide that (i) Nor’easter, as the successor to Cytyc, assumed the obligations of Cytyc under the Cytyc Notes and the Indenture; (ii) Hologic guarantee the obligations of Nor’easter under the Cytyc Notes and the Indenture; and (iii) as a result of the Merger, the Cytyc Notes shall cease to be convertible into shares of Cytyc common stock but rather may be converted into the kind and amount of shares of stock which a holder of shares of Cytyc common stock would have been entitled to receive upon the Merger had the Cytyc Notes been converted into shares of Hologic common stock immediately prior to the Merger, such that each $1,000 principal face amount of Cytyc Notes may be converted at any time and from time to time into $556.11765 in cash and 17.526132 shares of Hologic common stock. Pursuant to the terms of the Indenture, Nor’easter is obligated to offer to repurchase all of the outstanding Cytyc Notes in exchange for the principal face amount of such Cytyc Notes plus accrued but unpaid interest thereon. The obligations of Nor’easter and Hologic as guarantor under the Cytyc Notes and the Indenture may be accelerated upon the occurrence of certain customary events of default including, without limitation, payment defaults, uncured defaults in the performance of certain covenants and agreements under the Indenture and bankruptcy and insolvency related defaults.

The description above is a summary of the terms of the Indenture and the Supplemental Indenture. This description does not purport to be complete and it is qualified in its entirety by reference to the agreements themselves. A copy of the Indenture is attached to this report as Exhibit 4.1 and is incorporated herein by reference. A copy of the Supplemental Indenture is attached to this report as Exhibit 4.2 and is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 22, 2007, Hologic issued a press release announcing the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger, Cytyc merged with and into Nor’easter and each share of common stock of Cytyc issued and outstanding immediately prior to the effective time of the Merger, subject to certain exceptions, was converted into the right to receive 0.52 of a share of Hologic common stock and $16.50 in cash without interest. In addition, all options to acquire shares of Cytyc common stock granted pursuant to Cytyc’s option plans and other Cytyc stock based awards outstanding and unexercised immediately prior to the effective time of the Merger were accelerated to become fully vested and subject to immediate exercise and were converted at the effective time of the Merger into options to acquire shares of Hologic common stock, as adjusted to reflect the exchange ratio, or the merger consideration, as applicable.

The foregoing description is qualified in its entirety by the text of the press release, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 above with respect to the Credit Agreement, the Indenture, the Supplemental Indenture, the Lease Guaranty, the 36 Apple Ridge Drive Mortgage, the 37 Apple Ridge Drive Mortgage and the 35 Crosby Drive Mortgage is incorporated herein in its entirety.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Departure of Directors

In connection with the closing of the Merger, on October 22, 2007, Jay A. Stein, Dr. Laurie Fajardo, Dr. Arthur Lerner and Irwin Jacobs resigned as members of the board of directors of Hologic. Dr. Stein will continue with Hologic as Chairman Emeritus and Chief Technical Officer.

Election of Directors

As required by the Merger Agreement, on October 19, 2007, Patrick J. Sullivan, Daniel J. Levangie, Sally W. Crawford, William McDaniel and Wayne Wilson were elected to the board of directors of Hologic, effective immediately upon the consummation of the Merger.

The Merger Agreement required that as of the effective time of the Merger Hologic Bylaws be amended to provide that the board of directors of Hologic was to consist of eleven directors, six directors to be designated by Hologic (the “continuing Hologic directors”) and five directors to be designated by Cytyc (the “continuing Cytyc directors”) with three of the five persons designated by Cytyc to be “independent” directors as defined under applicable Nasdaq listing standards, and the remaining two persons to be Mr. Sullivan and Mr. Levangie. As more fully described below, the Merger Agreement also required that the Hologic Bylaws be amended to provide that from the effective time of the Merger until immediately prior to Hologic’s annual meeting of stockholders to be held in 2009, vacancies on the board of directors of Hologic will be filled as follows: (i) all vacancies created by the cessation of service of a continuing Hologic director who is an independent director will be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the board by a majority of the remaining continuing Hologic directors, (ii) all vacancies created by the cessation of service of a continuing Cytyc director who is an independent director will be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the board by a majority of the remaining continuing Cytyc Directors, and (iii) all remaining vacancies will be filled by a nominee proposed and selected by the Nominating and Corporate Governance Committee of the board.

Separately, on October 19, 2007, Elaine S. Ullian was elected to the board of directors of the Company as a Hologic Continuing Director.

Mr. McDaniel was appointed to the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the board. Mr. Wilson was appointed to Audit Committee, the Compensation Committee and the Corporate Development Committee of the board. Ms. Ullian was appointed to the Compensation Committee of the board. Ms. Crawford was appointed to the Compensation Committee of the board.

Ms. Crawford had been a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Exact Sciences Corporation and Chittenden Corporation.

Mr. Levangie had been a director of Cytyc since July 2003. He previously served as Cytyc’s Executive Vice President and President of Cytyc Surgical Products since July 2006. Prior to that, Mr. Levangie served as Cytyc’s Executive Vice President, Commercial Operations, from August 2003 to June 2006. From August 2002 to July 2003, Mr. Levangie served as President and Chief Executive Officer of Cytyc Health Corporation, a former wholly-owned subsidiary of Cytyc. From January to July 2002, he served as Cytyc’s President and Chief Operating Officer. Prior to joining Cytyc, Mr. Levangie was employed in several sales and marketing positions for seventeen years by Abbott Laboratories, a diversified healthcare company. Mr. Levangie received a B.S. in Pharmacy from Northeastern University. Mr. Levangie serves as a director of Dune Medical Devices Ltd., a privately held medical device company.

William McDaniel had been a director of Cytyc since April 1987 and served as a consultant to Cytyc from March 1995 to February 1997. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc.

Mr. Sullivan, newly appointed Chairman of the Board of Hologic, served as Cytyc’s Chief Executive Officer and as a director of Cytyc since March 1994 and was elected Chairman of the Board of Cytyc in May 2002. From March 1994 to January 2002, and from July 2002 to the present, Mr. Sullivan also served as President of Cytyc, and from January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing of Cytyc. Prior to joining Cytyc, Mr. Sullivan was employed in several senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate, with distinction, of the United States Naval Academy and received an M.B.A., with distinction, from Harvard University.

Ms. Ullian has been the president and chief executive officer of Boston Medical Center, a 550-bed academic medical center affiliated with Boston University, since July 1996. Ms. Ullian is also a director of Thermo Fischer Scientific Inc., Vertex Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. Ms. Ullian had previously served as a director of Hologic from 1996 to 2003.

Mr. Wilson had been a director of Cytyc since July 2003. A certified public accountant, Mr. Wilson has been an independent business advisor since September 2002. From January 1998 to September 2002, Mr. Wilson served as President and Chief Operating Officer, and from August 1995 to January 1998, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer, of PC Connection, Inc., a direct marketer of information technology products and services. From June 1986 to August 1995, he was a partner in the Assurance and Advisory Services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of Edgewater Technology, Inc.

Each newly appointed director entered into an Indemnification Agreement with Hologic dated as of October 22, 2007. The agreements provide that the directors will be indemnified for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law and Hologic’s certificate of incorporation and bylaws. A form of Hologic’s Indemnification Agreement for Directors and Certain Officers is attached to this report as Exhibit 10.8 and is incorporated herein by reference.

Compensatory Arrangements of “Named Executive Officers”

On October 19, 2007, the Compensation Committee of the board of directors of Hologic, approved discretionary fiscal 2007 cash bonuses, fiscal 2008 salary effective on the consummation of the Merger, cash contributions to the Company’s Supplemental Executive Retirement Plan (the “SERP”) and restricted stock units to be granted immediately after the consummation of the Merger pursuant to the Company’s Second Amended and Restated 1999 Equity Incentive Plan for its executive officers in connection with the Company’s fiscal 2007 performance. The cash contributions to the SERP are subject to a three year vesting schedule, such that each contribution is one-third vested each year and is fully vested three years after the contribution is made. The cash contributions to the SERP also become fully vested upon the earlier to occur of death or disability of the participant or a change in control of the Company. Each restricted stock unit entitles the holder to one share of common stock of the Company, par value $0.01 per share and notional dividend equivalents, if any. The restricted stock units become fully vested upon the earlier to occur of (i) three years after the date of grant, (ii) death or disability of the participant or (iii) a change in control of the Company. The form of restricted stock unit award agreement issued to each executive officer is filed as Exhibit 10.9 to this Current Report on Form 8-K.

The following table sets forth the fiscal 2007 cash bonus, the cash contributions to the SERP, and the number of restricted stock units granted for each of Hologic’s “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K) as well as the annual base salary of these individuals approved by the Compensation Committee, effective as of the consummation of the Merger.

“Named Executive Officer”	2007 Discretionary Cash Bonus	2008 Salary	SERP Discretionary Cash Contribution	Restricted Stock Units
John W. Cumming Chief Executive Officer and Director	$900,000	$925,000	$500,000	5,176

Jay A. Stein Chairman Emeritus and Chief Technical Officer	$240,000	$275,000	$200,000	2,070

Robert A. Cascella President and Chief Operating Officer	$600,000	$550,000	$350,000	3,623

Glenn P. Muir Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	$500,000	$450,000	$300,000	3,106

John Pekarsky Senior Vice President, Sales and Strategic Accounts	(1)	$250,000	$50,000	518

(1)	Mr. Pekarsky did not receive a 2007 discretionary cash bonus. He received a commission-based bonus of approximately $245,000 based upon fiscal 2007 sales.

Employment and Severance Arrangements

Robert Cascella

On October 22, 2007, Hologic entered into a Second Retention Agreement with Robert Cascella, the Company’s President and Chief Operating Officer (the “Cascella Retention Agreement”). The Cascella Retention Agreement provides that Mr. Cascella will be entitled to a retention bonus in the amount equal to approximately $2,000,000 payable 50% in cash and 50% in restricted stock units if he remains employed by Hologic for three years following the effective time of the Merger. The payment will be accelerated if Hologic terminates Mr. Cascella without cause or if Mr. Cascella resigns for good reason prior to such date. In the event that any payment by Hologic to the Mr. Cascella under the Cascella Retention Agreement would be subject to the excise tax imposed upon certain change of control payments under federal tax laws, the payments will be reduced if and to the extent necessary so that no such payment will be subject to the excise tax. Mr. Cascella’s restricted stock units are evidenced pursuant to a restricted stock unit agreement with Mr. Cascella (the “Cascella RSU Agreement”).

The description above is a summary of the terms of the Cascella Retention Agreement and the Cascella RSU Agreement. This description does not purport to be complete and it is qualified in its entirety by reference to the Cascella Retention Agreement and the Cascella RSU Agreement. A copy of the Cascella Retention Agreement is attached to this report as Exhibit 10.10 and is incorporated herein by reference. A copy of the Cascella RSU Agreement is attached to this report as Exhibit 10.18 and is incorporated herein by reference.

Patrick J. Sullivan

In connection with the Merger, Hologic agreed to employ Patrick J. Sullivan, the former chairman, chief executive officer and president of Cytyc and entered into an Amended and Restated Retention and Severance Agreement (the “Sullivan Retention Agreement”) and an Amended and Restated Change of Control Agreement with Mr. Sullivan (the “Sullivan Change of Control Agreement).

Sullivan Retention Agreement. The Sullivan Retention Agreement provides that Mr. Sullivan will be employed as chairman and an executive officer of Hologic and will receive an annual salary of $700,000. For the employment period through December 31, 2007, Mr. Sullivan will be eligible for an annual bonus award as determined in accordance with Cytyc’s former executive incentive plan. Effective January 1, 2008, Mr. Sullivan will be eligible to receive an annual bonus of up to 150% of his base salary subject to the terms and conditions of Hologic’ executive bonus plan.

The Sullivan Retention Agreement further provides that Mr. Sullivan will be paid a retention bonus of $1,500,000 on the date that is two years after the date of closing of the Merger (the “Retention Date”) if he is continuously employed by Hologic as its chairman and executive officer or, if applicable, of its successor or assignee during that time. As more fully described in the Sullivan Retention Agreement and except as noted in the following paragraph, the retention bonus will not be paid to Mr. Sullivan in the event he ceases to serve in the specified capacity prior to the retention date for any reason, including, without limitation, his death, disability, resignation without good reason or termination of his employment by Hologic for cause. In addition, on the effective date of the Merger, Hologic agreed to issue to Mr. Sullivan $1,500,000 of restricted stock units based upon the fair market value of Hologic common stock as of such date. These restricted stock units are subject to the terms and conditions of a restricted stock unit agreement with Mr. Sullivan (the “Sullivan RSU Agreement”).

If Mr. Sullivan is terminated without cause or if Mr. Sullivan notifies Hologic that he has “good reason” which means he has been assigned duties that are inconsistent with the duties typically assigned to other executive officers of Hologic in similar positions (or in the event that there are no officers of the Hologic serving in similar positions, then officers at comparable public companies), and Hologic fails to cure such occurrence within the time period set forth in the Sullivan Retention Agreement, then Mr. Sullivan will be paid the applicable retention bonus and all restricted stock units will immediately and irrevocably vest within fifteen days of such termination.

If Mr. Sullivan’s employment is terminated during the term of the Sullivan Retention Agreement, then he will be entitled to the following additional compensation and benefits:

If Mr. Sullivan’s employment is terminated (i) by Hologic for cause or disability, (ii) by reason of the Mr. Sullivan’s death or (iii) by Mr. Sullivan other than for good reason, then Hologic will pay to Mr. Sullivan accrued compensation only

If Mr. Sullivan’s employment is terminated by Hologic without cause or by Mr. Sullivan for good reason, then Mr. Sullivan will be entitled to each and all of the following: all accrued compensation; a pro rata bonus; a lump sum equal to his base salary plus bonus amount; continued medical and dental benefits on the same terms and conditions provided to other executives of Hologic for a period of three years from the date of termination; and out-placement services provided by Crenshaw Associates, Inc. or comparable search firm or, in the alternative, reimburse Mr. Sullivan with $50,000.

In the event that any payment by Hologic to Mr. Sullivan under the Sullivan Retention Agreement would be subject to the excise tax imposed upon certain change of control payments under federal tax laws, the payments will be reduced if and to the extent necessary so that no such payment will be subject to the excise tax.

Sullivan Change of Control Agreement. The Sullivan Change of Control Agreement provides that 30 days after a change of control, Hologic will pay Mr. Sullivan a lump sum in cash equal to three times the executive’s annual salary for the fiscal year immediately preceding the change of control plus the executive’s highest annual bonus (as defined in the Sullivan Change of Control Agreement). In addition, the Sullivan Change of Control Agreement provides that, notwithstanding any provision to the contrary contained in any option, restricted stock agreement or other equity compensation agreement or plan, upon a change of control, all unvested stock options, restricted stock or stock appreciation rights held by the executive will become immediately exercisable for a one-year period following the his termination date. The Sullivan Change of Control Agreement confers no benefits prior to a change of control.

In the event that any payments received by Mr. Sullivan in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the Sullivan Change of Control Agreement provides that Hologic’s auditing firm immediately preceding the change of control will compute the excise tax imposed on Mr. Sullivan and Hologic will pay that amount to Mr. Sullivan to provide the Mr. Sullivan with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax.

Under the terms of the Sullivan Change of Control Agreements, if Mr. Sullivan remains employed through the one-year anniversary of a change of control, then he will also receive a special bonus (the “Special Bonus”) equal to the sum of his annual salary and the greater of the annual bonus (as defined in the Sullivan Change of Control Agreement) paid or payable for the most recently completed fiscal year during the employment period or the highest annual bonus. In addition, if termination of an Mr. Sullivan’s employment occurs within the two-year period following a change of control of Hologic and such termination is by Hologic (or its successor) other than for cause or by Mr. Sullivan for good reason, then Mr. Sullivan will be entitled to receive, among other things: (i) all accrued and unpaid compensation; (ii) the Special Bonus, to the extent not previously paid or accrued; and (iii) continued welfare benefits for a period of one year. In addition, Mr. Sullivan’s life insurance policy will be transferred to him.

The description above is a summary of the terms of the Sullivan Retention Agreement, the Sullivan Change of Control Agreement and the Sullivan RSU Agreement. This description does not purport to be complete and it is qualified in its entirety by reference to the documents themselves. A copy of the Sullivan Retention Agreement is attached to this report as Exhibit 10.11 and is incorporated herein by reference. A copy of the Sullivan Change of Control Agreement is attached to this report as Exhibit 10.12 and is incorporated herein by reference. A copy of the Sullivan RSU Agreement is attached to this report as Exhibit 10.13 and is incorporated herein by reference.

Daniel J. Levangie

In connection with the Merger, Daniel J. Levangie, a director and former executive vice president of Cytyc and president of Cytyc surgical products, has become a director of Hologic, and has entered into a Separation and Release Agreement with Hologic, dated October 22, 2007, in connection with the termination of Mr. Levangie’s employment with Cytyc immediately prior to the Effective Time (the “Levangie Separation and Release Agreement”). Pursuant to the Levangie Separation and Release Agreement, Hologic and Cytyc have agreed to pay Mr. Levangie a severance payment equal to $3,840,644.00, which includes amounts due to Mr. Levangie under his prior change of control agreement with Cytyc and a severance and retention agreement entered into with Hologic in connection with the Merger. Hologic has also agreed to pay Mr. Levangie’s COBRA continuation premiums for 18 months following termination.

The description above is a summary of the terms of the Levangie Separation and Release Agreement. This description does not purport to be complete and it is qualified in its entirety by reference to the Levangie Separation and Release Agreement itself. A copy of Levangie Separation and Release Agreement is attached to this report as Exhibit 10.14 and is incorporated herein by reference.

Adoption of Senior Executive Short-Term Incentive Plan

On October 18, 2007, stockholders of Hologic approved the adoption of Hologic’s Senior Executive Short-Term Incentive Plan (the “STIP”) which was approved by Hologic’s board of directors, upon recommendation of Hologic’s compensation committee, on June 25, 2007.

The STIP provides objective performance-based awards for covered employees, subject to a maximum limit, as described in more detail below. Amounts paid under the STIP are intended to qualify as “qualified performance-based compensation,” which is excluded from the $1.0 million limit on deductible compensation set forth in Section 162(m) of the Code. The STIP will be administered by the compensation committee appointed by the board of directors, which is authorized to designate as participants, and grant awards to, employees of Hologic who are covered employees. Under the STIP, the compensation committee may designate participants and establish performance targets and target awards for each participant not later than 90 days after the beginning of a calendar year or fiscal year of Hologic, or such other period designated by the compensation committee, provided such performance targets and target awards are established before 25% of such period has elapsed. The performance targets may relate to the attainment of specified levels of one or more of the following measures, as defined below: economic value added; earnings before interest, taxes, depreciation and amortization; adjusted earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; earnings per share; operating income; adjusted operating income; income before income taxes; adjusted income before income taxes; net income; adjusted net income; operating margin return on equity; return on assets; revenue; and total shareholder return.

Shortly after the end of each performance period, the compensation committee must certify whether or not the performance targets have been achieved. The compensation committee has the right, in its sole discretion, to reduce the amount of the award to any participant to reflect the compensation committee’s assessment of the participant’s individual performance or for any other reason. These awards are payable in cash as soon as practicable thereafter.

To receive payment of an award, the participant must have remained in Hologic’s continuous employ through the end of the applicable performance period. However, if (i) Hologic terminates a participant’s employment other than for cause; (ii) a participant terminates his or her employment for good reason; or (iii) a participant becomes permanently disabled or dies during a performance period, the participant or his or her estate shall be awarded, unless his or her employment agreement provides otherwise, a pro rata portion of the award earned for the performance period. The compensation committee has the right, in its sole discretion, to reduce the amount of the award to reflect the compensation committee’s assessment of the participant’s individual performance prior to the applicable termination event or for any other reason.

Unless otherwise specifically defined in an employment agreement or a benefit plan document, a determination as to whether a participant’s employment has been terminated for cause, for good reason or due to permanent disability shall be made by the compensation committee in its sole discretion.

The STIP provides that the maximum award to any participant for any performance period is determined by multiplying a participant’s salary by a factor of four.

In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event, occurs, or any other event or circumstance occurs that has the effect, as determined by the compensation committee in its sole and absolute discretion, of distorting the applicable performance targets, including, without limitation, changes in accounting standards, the compensation committee may, to the extent consistent with Section 162(m), adjust or modify, in its sole and absolute discretion, the calculation of the performance targets, to the extent necessary to prevent reduction or enlargement of participants’ awards under the STIP for such performance period attributable to such transaction, circumstance or event.

The description above is a summary of the terms of the STIP. This description does not purport to be complete and it is qualified in its entirety by reference to the STIP itself. A copy of the STIP is attached to this report as Exhibit 10.15 and is incorporated herein by reference.

Option Plan Amendments

On October 18, 2007, stockholders of Hologic approved Amendment No. 1 to Hologic’s Second Amended and Restated 1999 Equity Incentive Plan (“1999 Equity Plan”) which increased the number of shares of common stock available for issuance under that plan by 4,000,000 shares effective upon consummation of the Merger.

Additionally, on October 19, 2007, the board of directors of Hologic approved Amendment No. 2 to the 1999 Equity Plan which prohibits the reduction of the exercise price of an option, the amendment or cancellation of an option for the purpose of repricing, replacing or regranting the option with a reduced exercise price or the buy out an option previously granted for cash or other consideration without the prior approval of the Company’s stockholders.

The description above is a summary of the terms of the amendment to the 1999 Equity Plan. This description does not purport to be complete and it is qualified in its entirety by reference to the amendments themselves. A copy of Amendment No. 1 to the 1999 Equity Plan is attached to this report as Exhibit 10.16 and is incorporated herein by reference. A copy of Amendment No. 2 to the 1999 Equity Plan is attached to this report as Exhibit 10.17 and is incorporated herein by reference.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Charter Amendment

Effective October 22, 2007, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of the Company’s common stock thereunder from 90,000,000 to 300,000,000.

The description above is a summary of the terms of the amendment to Hologic’s Certificate of Incorporation. This description does not purport to be complete and it is qualified in its entirety by reference to amendment itself. A copy of the amendment to the Company’s Certificate of Incorporation is filed as Exhibit 3.1 to this Form 8-K.

By Law Amendment

Also effective October 22, 2007, Hologic’s Bylaws were amended and restated (the “Amended and Restated Bylaws”) to make certain changes required by the Merger Agreement as outlined below.

Board Composition

The Amended and Restated Bylaws provide that at the effective time of the Merger, the Hologic board of directors will be comprised of eleven directors. The board of directors of Hologic will consist of six continuing Hologic directors, four designated by the continuing Hologic directors, each of whom will be independent and two persons who are not independent, and five continuing Cytyc directors, three designated by the continuing Cytyc directors, each of whom will be independent and two persons who are not independent. Before the annual meeting of stockholders to be held in 2009 all vacancies resulting from the cessation of service of an independent continuing Hologic director will be filled by a nominee proposed by a majority of the remaining continuing Hologic directors and all vacancies resulting from the cessation of service of an independent continuing Cytyc directors will be filled by a nominee proposed by a majority of the remaining continuing Cytyc directors. All remaining vacancies shall be filled by a nominee proposed and selected by the nominating and corporate governance committee of the board of directors. The terms “continuing Hologic directors” and “continuing Cytyc directors” shall mean, respectively, the directors of Hologic or Cytyc, as the case may be, who were selected to be directors of Hologic as of the effective time of the Merger by Hologic or Cytyc, as the case may be, prior to the effective time of the Merger, and any additional directors of Hologic who take office after the effective time of the Merger who are nominated, or proposed to the Nominating and Corporate Governance Committee of Hologic’s board, by a majority of the continuing Hologic directors or the continuing Cytyc directors, as the case may be. Any continuing Hologic director or continuing Cytyc director who is then serving as a Hologic director shall be nominated by the Nominating and Corporate Governance Committee for election as a Hologic director at Hologic’s annual meeting of stockholders to be held in 2008, subject to the fiduciary duties of the members of the Nominating and Corporate Governance Committee. For the 2009 Annual Meeting and thereafter, the combined company’s nominations for persons to serve on the board of directors shall be determined by the Nominating and Corporate Governance Committee. Prior to the 2009 Annual Meeting, any amendment of or change to the provisions of the amended Hologic bylaws providing for board composition shall require the affirmative vote of at least 75% of the full board of directors. The amended Hologic bylaws provide that the board of directors shall designate a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee.

Indemnification

The Amended and Restated Bylaws provide that Hologic will indemnify any person who was or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Hologic or, while a director or officer of Hologic, is or was serving at the request of Hologic as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. Hologic will indemnify any person seeking indemnification in connection with a proceeding brought by that person only if the proceeding (or part thereof) was authorized by the Hologic board of directors. The current Hologic bylaws permit indemnification of officers and directors, but do not require Hologic to provide such persons with indemnification.

Chief Executive Officer

The Amended and Restated Bylaws provide that the chief executive officer will be an officer of Hologic as appointed by the board of directors. Unless there is a chairman of the board, or the board of directors votes otherwise, when present, the chief executive officer will preside at meetings of the stockholders and the board of directors. The board of directors will designate the duties and powers of such office.

Chairman Emeritus

The Amended and Restated Bylaws also provide that the board of directors may appoint one or more positions for former directors designated as “director emeritus” or “chairman emeritus.” Former directors filling these positions will function as advisors to the board of directors and be able to attend all meetings of the board of directors, but will have no right to vote as a director on any matter.

The description above is a summary of the terms of the Amended and Restated Bylaws of Hologic. This description does not purport to be complete and it is qualified in its entirety by reference to amended and restated Bylaws of Hologic. A copy of the Amended and Restated Bylaws of Hologic is attached to this report as Exhibit 3.2 and is incorporated herein by reference. Further information regarding certain aspects of the Amended and Restated Bylaws are described under the heading “Comparison of Stockholder Rights” included within Hologic’s Registration Statement on Form S-4/A as filed on September 7, 2007 with the Securities and Exchange Commission.

ITEM 5.05	AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS

Effective October 22, 2007, the board of directors of the Company approved an amendment to Hologic’s Code of Ethics for Senior Financial Officers in order to more clearly define the scope of activities governed by such Code.

The description above is a summary of the terms of Hologic’s Code of Ethics for Senior Financial Officers as presently in effect. This description does not purport to be complete and it is qualified in its entirety by reference to Code of Ethics for Senior Financial Officers itself. A copy of the Code of Ethics for Senior Financial Officers is attached to this report as Exhibit 14.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

The financial statements of Cytyc Corporation will be filed by amendment no later than 71 calendar days after the date of this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(b)	Pro Forma Financial Information.

The Pro Forma financial information required to be filed with respect to the Merger described herein will be filed by amendment no later than 71 calendar days after the date of this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(d)	Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION
3.1(1)	Certificate of Amendment to Certificate of Incorporation of Hologic.

3.2(1)	Amended and Restated Bylaws of Hologic.

4.1(2)	Indenture dated March 22, 2004 by and between Cytyc and U.S. Bank Trust National Association, as trustee thereunder.

4.2(1)	First Supplemental Indenture dated October 22, 2007 by and among Cytyc, Hologic and U.S. Bank Trust National Association, as trustee thereunder.

10.1(1)	Credit and Guaranty Agreement dated as of October 22, 2007 among Hologic, the Guarantors party thereto and defined below, the Secured Parties party thereto, and the Agent, Banc of America Securities LLC, Bank of America, N.A., Citicorp North America, Inc., JPMorgan Chase Bank, N.A., RBS Citizens, National Association and Fifth Third Bank.

10.2(1)	Pledge and Security Agreement among Hologic, Goldman Sachs Credit Partners L.P., as Collateral Agent thereunder and the other parties therein named dated as of October 22, 2007.

10.3(1)	Open End Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing for 36 Apple Ridge Road, Danbury, Connecticut dated as of October 22, 2007.

10.4(1)	Open End Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing for 37 Apple Ridge Road, Danbury, Connecticut dated as of October 22, 2007.

10.5(1)	Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing for 35 Crosby Drive, Bedford, Massachusetts dated as of October 22, 2007.

10.6(3)	Office Lease dated December 31, 2003 between Cytyc Corporation and Marlborough Campus Limited Partnership.

10.7(1)	Lease Guaranty dated October 22, 2007 between Bel Marlborough I LLC and Hologic, as guarantor thereunder.

10.8(4)	Form of Indemnification Agreement for Directors and Certain Officers of Hologic.

10.9(5)	Form of Restricted Stock Agreement.

10.10(1)	Second Retention Agreement with Robert A. Cascella dated as of October 22, 2007.

10.11(1)	Amended and Restated Retention and Severance Agreement with Patrick J. Sullivan dated as of August 17, 2007 and effective on October 22, 2007.

10.12(1)	Amended and Restated Change of Control Agreement with Patrick J. Sullivan dated as of August 17, 2007 and effective on October 22, 2007.

10.13(1)	Restricted Stock Grant Agreement with Patrick J. Sullivan dated as of October 22, 2007.

10.14(1)	Separation and Release Agreement with Daniel J. Levangie dated as of October 22, 2007.

10.15(6)	Hologic’s Senior Executive Short-Term Incentive Plan.

10.16(7)	Amendment No. 1 to Second Amended and Restated 1999 Equity Incentive Plan.

10.17(1)	Amendment No. 2 to Second Amended and Restated 1999 Equity Incentive Plan.

10.18(1)	Restricted Stock Grant Agreement with Robert A. Cascella dated as of October 22, 2007.

14.1(1)	Code of Ethics for Senior Financial Officers.

99.1(1)	Press Release issued by Hologic on October 22, 2007.

(1)	Filed herewith
(2)	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (File No. 333-116237), filed by Cytyc Corporation on June 7, 2004.
(3)	Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by Cytyc Corporation on January 30, 2004.
(4)	Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (Registration No. 33-33128), filed by Hologic on January 24, 1990.
(5)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-18281) filed by Hologic on November 2, 2006.
(6)	Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4/A (Registration No. 333-144238), filed by Hologic on September 7, 2007.
(7)	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4/A (Registration No. 333-144238), filed by Hologic on September 7, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 22, 2007	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer,
Executive Vice President, Finance and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1(1)	Certificate of Amendment to Certificate of Incorporation of Hologic.

3.2(1)	Amended and Restated Bylaws of Hologic.

4.1(2)	Indenture dated March 22, 2004 by and between Cytyc and U.S. Bank Trust National Association, as trustee thereunder.

4.2(1)	First Supplemental Indenture dated October 22, 2007 by and among Cytyc, Hologic and U.S. Bank Trust National Association, as trustee thereunder.

10.1(1)	Credit and Guaranty Agreement dated as of October 22, 2007 among Hologic, the Guarantors party thereto and defined below, the Secured Parties party thereto, and the Agent, Banc of America Securities LLC, Bank of America, N.A., Citicorp North America, Inc., JPMorgan Chase Bank, N.A., RBS Citizens, National Association and Fifth Third Bank.

10.2(1)	Pledge and Security Agreement among Hologic, Goldman Sachs Credit Partners L.P., as Collateral Agent thereunder and the other parties therein named dated as of October 22, 2007.

10.3(1)	Open End Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing for 36 Apple Ridge Road, Danbury, Connecticut dated as of October 22, 2007.

10.4(1)	Open End Mortgage Deed, Security Agreement, Assignment of Rents and Leases and Fixture Filing for 37 Apple Ridge Road, Danbury, Connecticut dated as of October 22, 2007.

10.5(1)	Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing for 35 Crosby Drive, Bedford, Massachusetts dated as of October 22, 2007.

10.6(3)	Office Lease dated December 31, 2003 between Cytyc Corporation and Marlborough Campus Limited Partnership.

10.7(1)	Lease Guaranty dated October 22, 2007 between Bel Marlborough I LLC and Hologic, as guarantor thereunder.

10.8(4)	Form of Indemnification Agreement for Directors and Certain Officers of Hologic.

10.9(5)	Form of Restricted Stock Agreement.

10.10(1)	Second Retention Agreement with Robert A. Cascella dated as of October 22, 2007.

10.11(1)	Amended and Restated Retention and Severance Agreement with Patrick J. Sullivan dated as of August 17, 2007 and effective on October 22, 2007.

10.12(1)	Amended and Restated Change of Control Agreement with Patrick J. Sullivan dated as of August 17, 2007 and effective on October 22, 2007.

10.13(1)	Restricted Stock Grant Agreement with Patrick J. Sullivan dated as of October 22, 2007.

10.14(1)	Separation and Release Agreement with Daniel J. Levangie dated as of October 22, 2007.

10.15(6)	Hologic’s Senior Executive Short-Term Incentive Plan.

10.16(7)	Amendment No. 1 to Second Amended and Restated 1999 Equity Incentive Plan.

10.17(1)	Amendment No. 2 to Second Amended and Restated 1999 Equity Incentive Plan.

10.18(1)	Restricted Stock Grant Agreement with Robert A. Cascella dated as of October 22, 2007.

14.1(1)	Code of Ethics for Senior Financial Officers.

99.1(1)	Press Release issued by Hologic on October 22, 2007.

(1)	Filed herewith
(2)	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (File No. 333-116237), filed by Cytyc Corporation on June 7, 2004.
(3)	Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by Cytyc Corporation on January 30, 2004.
(4)	Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (Registration No. 33-33128), filed by Hologic on January 24, 1990.
(5)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-18281) filed by Hologic on November 2, 2006.
(6)	Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4/A (Registration No. 333-144238), filed by Hologic on September 7, 2007.
(7)	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4/A (Registration No. 333-144238), filed by Hologic on September 7, 2007.